Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 6, 2009 (except Note 9, as to which the date is March 30, 2009) with respect to the consolidated financial statements and schedule of Endocare, Inc. and subsidiary, included in the Registration Statement (Form S-4) and related prospectus of HealthTronics, Inc. for the registration of its common stock to be issued in the merger with Endocare, Inc.

/s/ Ernst & Young LLP

Los Angeles, California

June 15, 2009